Exhibit 10

                                 Law offices of
                             DECHERT PRICE & RHOADS
                         TEN POST OFFICE SQUARE - SOUTH
                             BOSTON, MA 02109 - 4603

                            TELEPHONE: (617) 728-7100
                               FAX: (617) 426-6567


                                                                October 18, 1995




Scudder Securities Trust, on behalf
  of Scudder Development Fund
Two International Place
Boston, MA  02110

         Re:      Post-Effective Amendment No. 36 to Registration
                  Statement on Form N1-A (File No. 2-36238) (the
                  "Registration Statement")

Gentlemen:

         Scudder Securities Trust (the "Fund"), formerly Scudder Development Fund, is a trust created under a written Declaration of Trust dated October 16, 1985, and executed and delivered in Boston, Massachusetts. The Declaration of Trust was amended by an Amended and Restated Declaration of Trust dated December 21, 1987 (as further amended, the "Declaration of Trust"). The beneficial interest thereunder is represented by transferable shares, $.01 per share par value (the "Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

         We are of the opinion that the legal requirements have been complied with in the creation of the Fund and that said Declaration of Trust is legal and valid.

         Under Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time, to issue Shares for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article V, Section 5.1, it is provided that the number of Shares of beneficial interest authorized to be issued under the

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Scudder Development Fund
October 18, 1995
Page 2


Declaration of Trust is unlimited. To date, two series of shares have been created: Scudder Development Fund and Scudder Small Company Value Fund.

         By votes adopted on December 6 and 7, 1993 and December 5 and 6, 1994, the Trustees of the Fund authorized the President, any Vice President, the Secretary, and the Treasurer, from time to time, to determine the appropriate number of Shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such Shares.

         We understand that you are about to register, under the Securities Act of 1933, 1,691,425 Shares of Scudder Development Fund by Post-Effective Amendment No. 36 to the Registration Statement.

         We are of the opinion that all necessary Fund action precedent to the issue of said 1,691,425 Shares comprising the Shares covered by Post-Effective Amendment No. 36 to the Registration Statement has been duly taken, and that all such Shares may be legally and validly issued for cash, and when sold will be fully paid and non-assessable by the Fund upon receipt by the Fund or its agent of consideration for such Shares in accordance with the terms in the Registration Statement, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment No. 36 to the Registration Statement.

                                              Very truly yours,

                                              /s/Dechert Price & Rhoads